Exhibit 10.1
Notice of Award
Under the Arhaus, Inc. 2021 Equity Incentive Plan

Arhaus, Inc. (the “Company”) hereby issues to the Participant an award (the “Award”) of Restricted Stock Units (the “RSUs”) and Performance Share Units (the “PSUs”) as indicated in the accompanying letter. Each RSU and each PSU represents an unfunded, unsecured promise of the Company to deliver to the Participant one Share, subject to the vesting and other restrictions, terms, and conditions set forth in the Arhaus, Inc. 2021 Equity Incentive Plan (the “Plan”), those set forth in this notice, including the Terms and Conditions of RSU Award attached hereto as Exhibit A and the Terms and Conditions of PSU Award attached hereto as Exhibit B, respectively (collectively, the “Award Notice”), and an Award Agreement to be entered into by and between the Company and the Participant consistent with the terms and conditions herein. Any capitalized terms used in this Award Notice and not defined herein shall have the meanings ascribed to such terms in the Plan.

The Participant acknowledges and agrees that the RSUs and PSUs are granted under and governed by the terms, and will be subject to the conditions set forth in the Award Notice, the Award Agreement and the Plan.

Exhibit A

Terms and Conditions of RSU Award

1. Vesting. Subject in each case to the Participant’s Continuous Service on each applicable vesting date, the RSUs awarded under this Award Notice shall vest in accordance with the schedule set forth below unless, prior to any vesting date set forth, the applicable RSUs are forfeited or have become subject to accelerated vesting under the terms and conditions of the Plan or otherwise herein:

Vesting Date (Annual Anniversaries of the Grant Date)	Vesting Percentage
First	33.33%
Second	33.33%
Third	33.34%

2. Termination of Continuous Service. The Company grants the Participant RSUs in consideration for services to be rendered by the Participant to the Company. If a Participant’s Continuous Service terminates for any reason other than death, Disability or in connection with a Change in Control (as such terms are defined in the Plan) pursuant to the provisions below, unless the Committee, or, if applicable, its designee, determines otherwise, all RSUs that are unvested at the time of such termination shall be forfeited and canceled immediately.
a) If a Participant’s Continuous Service terminates due to death or Disability, any unvested RSUs will become fully vested.
b) If there is a Change in Control, unless otherwise determined by the Committee, any unvested RSUs that are not assumed or substituted with a substantially equivalent award by the successor corporation will become fully vested immediately prior to the Change in Control. If a Participant’s Continuous Service is terminated without Cause (as defined in the Plan) within the sixty (60) days preceding or the twenty-four (24) months following the Change in Control, then any unvested RSUs shall vest upon the later of the date of the termination of Continuous Service and the date of the Change in Control.
3. Dividends. If the Company declares a dividend (ordinary or extraordinary, whether in cash, securities, or other property) or distribution of other rights for which the record date is prior to the date the RSUs are vested, dividend equivalents will be credited to the Participant and paid or distributed if and when the underlying RSUs vest.
4. RSUs Non-Transferable. The Participant shall not directly or indirectly sell, transfer, pledge, assign, or otherwise encumber the RSUs or any interest in them, or make any commitment or agreement to do any of the foregoing.

5. Settlement; Tax Withholding. The Company shall, as soon as practicable upon the vesting of any RSUs, effect delivery of Shares to fully settle such vested RSUs to the Participant (or, in the event of the Participant’s death, to the Beneficiary). No Shares will be issued pursuant to this Award Notice unless and until all legal requirements applicable to such issuance have been complied with to the satisfaction of the Committee. Unless otherwise provided by the Committee, the Company shall have the power and the right to deduct or withhold automatically from any amount deliverable pursuant to settlement of the RSUs, or require Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, required by law or regulation to be withheld with respect to any taxable event arising as a result of the settlement of the RSUs.
6. Stockholder Rights. Except as set forth in this Award Notice or the Plan, no Participant or Beneficiary shall have any rights as a stockholder with respect to Shares subject to RSUs until such Shares are delivered to the Participant or the Beneficiary. Prior to actual settlement of any RSUs that have vested, the RSUs represent an unsecured and unfunded obligation of the Company.
7. Section 409A. This Award is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Award comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
8. Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of his or her personal information that is necessary for the purpose of implementing, administering, and managing the Participant’s participation in the Plan by and among, as applicable, the Company and its Affiliates. The Participant authorizes the Company and its Affiliates to transfer such personal information to third parties that assist in the implementation, administration, and management of the Plan.
9. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs granted under the Plan and participation in the Plan, or future RSUs that may be granted under the Plan, by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an online (and/or voice activated) system established and maintained by the Company or a third party designated by the Company.
10. Non-Competition and Non-Solicitation Agreement. In consideration for the RSUs that Participant is receiving under this Award Notice, Participant will be required to enter into a confidentiality, non-compete and non-solicitation agreement with the Company.

Exhibit B

Terms and Conditions of PSU Award

1. Performance Period; Vesting; Payout. January 1, 2022 through December 31, 2024 is the applicable performance period for the PSUs. Subject in each case to the Participant’s Continuous Service, the PSUs awarded under this Award Notice shall vest on December 31, 2024, but will not settle and payout until the number of PSUs earned is determined by the Committee based on the Company’s performance during the Performance Period as described below.
a) No later than 90 days after the end of the Performance Period, the Committee shall determine and certify the level of attainment, if any, of the Performance Goals set forth herein and the resulting number of PSUs earned. Payouts between performance levels will be determined based on straight line interpolation.
b) The Committee may modify a Performance Goal, in whole or in part, as it deems appropriate, if it determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company conducts its business, or other unusual or non-recurring events or circumstances render the Performance Goal(s) to be unsuitable.
c) All determinations as to the extent Performance Goals have been achieved, the number of PSUs earned by the Participant, and all other matters related such determination shall be made by the Committee in its sole discretion.
d) The Performance Goals and the applicable target level (“Target”) for the Performance Period are set forth on Schedule 1 attached hereto.
e) The Company shall payout to the Participant the percentage of the Participant’s Target Award that corresponds with the Company’s performance on each Performance Goal during the Performance Period as set forth on Schedule 1.

2. Termination of Continuous Service. The Company grants the Participant PSUs in consideration of the services to be rendered by the Participant to the Company. If a Participant’s Continuous Service terminates for any reason other than: (i) for Cause; (ii) death; (iii) Disability; or (iv) in connection with a Change in Control, unless the Committee, or, if applicable, its designee, determines otherwise, all unvested PSUs shall be forfeited and canceled immediately without consideration.
a) If a Participant’s Continuous Service terminates for Cause, the PSUs, whether or not vested, will be forfeited and canceled immediately without consideration.
b) If a Participant’s Continuous Service terminates due to death prior to the end of the Performance Period, the PSUs will be earned and paid immediately based on Target performance level. If the Participant’s Continuous Service terminates due to death after the Performance Period, but prior to payout, the PSUs will be earned and paid in accordance with this Exhibit B subject to actual achievement of the Performance Goal as if the Participant's Continuous Service had not terminated.
c) If a Participant’s Continuous Service terminates due to Disability, the PSUs will be earned and paid in accordance with this Exhibit B subject to actual achievement of the Performance Goal as if the Participant's Continuous Service had not terminated.
d) If there is a Change in Control, unless otherwise determined by the Committee, unvested PSUs that are not assumed or substituted with a substantially equivalent award by the successor corporation will be earned and paid immediately prior to the Change in Control based on the greater of: (i) Target or (ii) the level of attainment of Performance Goals at the time of the Change in Control as determined by the Committee in good faith. If a Participant’s Continuous Service is terminated without Cause (as defined in the Plan) within the sixty (60) days preceding or the twenty-four (24) months following the Change in Control, unvested PSUs will be earned and paid in accordance with this Exhibit B based on the greater of: (i) Target or (ii) the level of attainment of Performance Goals at the conclusion of the Performance Period as determined by the Committee in good faith.
3. Dividends. If the Company declares a dividend (ordinary or extraordinary, whether in cash, securities, or other property) or distribution of other rights for which the record date is prior to the date the PSUs are vested, dividend equivalents will be credited to the Participant and paid or distributed if and when the underlying PSUs are paid out.
4. PSUs Non-Transferable. The Participant shall not directly or indirectly sell, transfer, pledge, assign, or otherwise encumber the PSUs or any interest in them, or make any commitment or agreement to do any of the foregoing.
5. Settlement; Tax Withholding. The Company shall, as soon as practicable following the determination by the Committee of the achievement of the Performance Goals pursuant to paragraph 1, effect delivery of Shares to fully settle the PSUs earned to the Participant (or, in the event of the Participant’s death, to the Beneficiary). No Shares will be issued pursuant to this

Award Notice unless and until all legal requirements applicable to such issuance have been complied with to the satisfaction of the Committee. Unless otherwise provided by the Committee, the Company shall have the power and the right to deduct or withhold automatically from any amount deliverable pursuant to settlement of the PSUs, or require Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, required by law or regulation to be withheld with respect to any taxable event arising as a result of the settlement of the PSUs.
6. Stockholder Rights. Except as set forth in this Award Notice or the Plan, no Participant or Beneficiary shall have any rights as a stockholder with respect to Shares subject to PSUs until such Shares are delivered to the Participant or the Beneficiary. Prior to actual settlement of any PSUs, the PSUs represent an unsecured and unfunded obligation of the Company.
7. Section 409A. This Award is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Award comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
8. Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of his or her personal information that is necessary for the purpose of implementing, administering, and managing the Participant’s participation in the Plan by and among, as applicable, the Company and its Affiliates. The Participant authorizes the Company and its Affiliates to transfer such personal information to third parties that assist in the implementation, administration, and management of the Plan
9. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the PSUs granted under the Plan and participation in the Plan, or future PSUs that may be granted under the Plan, by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an online (and/or voice activated) system established and maintained by the Company or a third party designated by the Company.
10. Non-Competition and Non-Solicitation Agreement. In consideration for the PSUs that Participant is receiving under this Award Notice, Participant will be required to enter into a confidentiality, non-compete and non-solicitation agreement with the Company.